Exhibit 99.1
Investor Contact: W. Scott Wenhold
Graphic Packaging Holding Company
770-644-3062
Graphic Packaging Sells Handschy Business to Sun Chemical
Marietta, GA., June 2, 2009 — Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), announced today that it has closed the transaction to sell certain assets and liabilities of the Handschy inks, coatings and varnishes business to Sun Chemical.
“The sale of Handschy is a continuation of our strategy to optimize our manufacturing assets following the Altivity combination,” said David W. Scheible, President and CEO. “This inks and coatings business was not integral to our core packaging business, which we are committed to focus on in order to further enhance overall margins.”
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is the largest producer of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the company’s web site at www.graphicpkg.com.